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As filed with the Securities and Exchange Commission on April 15, 2005

Registration No. 333-117944

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

iPCS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4812	36-4350876
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1901 North Roselle Road
Schaumburg, Illinois 60195
(847) 885-2833
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Timothy M. Yager
President and Chief Executive Officer
1901 North Roselle Road
Schaumburg, Illinois 60195
Telephone No.: (847) 885-2833
Facsimile No.: (847) 885-7125
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Edmund L. Quatmann, Jr. General Counsel and Secretary iPCS, Inc. 1901 North Roselle Road Schaumburg, Illinois 60195 Telephone No.: (847) 885-2833 Facsimile No.: (847) 885-7125	Paul W. Theiss, Esq. Robert J. Wild, Esq. Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603 Telephone No.: (312) 782-0600 Facsimile No.: (312) 701-7711

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-117944

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

        All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the Prospectus which forms a part of this registration statement.

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$9,981
Printing expenses	$50,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Miscellaneous	$10,019

Total	$220,000

Item 14.    Indemnification of Directors and Officers.

        Our Restated Certificate of Incorporation provides that the liability of our directors to us or any of our stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

  •
  breached his or her duty of loyalty to us or our stockholders;

  •
  did not act in good faith or, in failing to act, did not act in good faith;

  •
  acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  •
  derived an improper personal benefit.

        Our Restated Certificate of Incorporation provides that we shall indemnify our directors, officers and employees and agents and former directors and officers to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that he or she is or was a director, officer, employee or agent of ours, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The power to indemnify applies to actions brought by us or in our right as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

        The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

        We have directors' and officers' liability insurance covering our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

        The following is a summary of transactions by us involving sales of our securities that were not registered under the Securities Act during the last three years preceding the date of this registration statement:

        In connection with our plan of reorganization, we cancelled our senior discount notes and our then existing common stock.

        The securities issued pursuant to our plan of reorganization consist of approximately 9,000,000 shares of common stock (including the distribution reserve for unsecured creditors) and 1,000,000 shares reserved for issuance under the 2004 Long-Term Incentive Plan (the "2004 Plan"). These securities were or will be issued pursuant to the plan of reorganization without registration under the Securities Act in reliance on the provisions of Section 1145 of the Bankruptcy Code. An aggregate of 19,166 shares of restricted stock have been issued under the 2004 Plan to our employees in reliance on an exemption from registration under Rule 701 promulgated under the Securities Act of 1933, as amended.

        In April 2004, in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, our wholly owned subsidiary, iPCS Escrow Company, issued $165.0 million aggregate principal amount of 11 1/2% Senior Notes due 2012 to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act. We received proceeds of approximately $160.0 million after placement agents' commission and other fees. The initial purchasers were Credit Suisse First Boston LLC ($99.0 million) and Bear, Stearns & Co. Inc. ($66.0 million). All of the senior notes will be exchanged for a like amount of senior notes that will be registered under the Securities Act.

Item 16.    Exhibits.

        A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 17.    Undertakings

        The registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act,

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois, on the 15th day of April, 2005.

iPCS, INC.
By:	/s/ TIMOTHY M. YAGER Timothy M. Yager Director, President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ TIMOTHY M. YAGER Timothy M. Yager	Director, President and Chief Executive Officer (Principal Executive Officer)	April 15, 2005
/s/ TIMOTHY C. BABICH* Timothy C. Babich	Director	April 15, 2005
/s/ DONALD L. BELL* Donald L. Bell	Director	April 15, 2005
/s/ EUGENE I. DAVIS* Eugene I. Davis	Director	April 15, 2005
/s/ ERIC F. ENSOR* Eric F. Ensor	Director	April 15, 2005
/s/ JAMES J. GAFFNEY* James J. Gaffney	Director	April 15, 2005
/s/ KEVIN M. ROE* Kevin M. Roe	Director	April 15, 2005
/s/ STEBBINS B. CHANDOR, JR.* Stebbins B. Chandor, Jr.	Executive Vice President Operations and Chief Financial Officer (Principal Financial Officer)	April 15, 2005
/s/ PATRICIA M. GRETEMAN* Patricia M. Greteman	Vice President and Controller (Principal Accounting Officer)	April 15, 2005
*By:	/s/ TIMOTHY M. YAGER Timothy M. Yager Attorney-in-fact	April 15, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of March 17, 2005, by and between iPCS, Inc. and Horizon PCS, Inc. (Incorporated by reference to Annex A to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.2	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Apollo Investment Fund IV, L.P. and certain of its affiliates (Incorporated by reference to Annex B to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.3	Support Agreement, dated as of March 17, 2005, by and among Horizon PCS and certain affiliates of American International Group, Inc (Incorporated by reference to Annex C to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.4	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Horizon PCS, Inc. and certain affiliates of Silver Point Capital L.P. (Incorporated by reference to Annex D to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.5	Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of May 26, 2004 (Incorporated by reference to Exhibit 2.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.5	Technical Amendment to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.2 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.7	Modification to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.8	Findings of Fact, Conclusions of Law and Order under U.S.C. Section 1129(a) and (b) and Federal Rules of Bankruptcy Procedure 3020 confirming the Second Amended Joint Plan of Reorganization of iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., Debtors and Debtors In Possession, as modified, dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.1	Restated Certificate of Incorporation of iPCS, Inc. (Incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.2	Amended and Restated Bylaws of iPCS, Inc. (Incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.3	Certificate of Incorporation of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
3.4	Bylaws of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.5 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))

3.5	Certificate of Incorporation of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
3.6	Bylaws of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.7 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117944))
4.2	Common Stock Registration Rights Agreement, dated as of July 20, 2004, by and among iPCS, Inc., affiliates of Silver Point Capital, affiliates of American International Group and the Timothy M. Yager 2001 Trust (Incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117944))
4.3	Indenture dated as of April 30, 2004, by and among, iPCS Escrow Company, iPCS, Inc., iPCS Wireless, Inc., iPCS Equipment, Inc. and U.S. Bank National Association (Incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
5.1	Legal Opinion of Mayer, Brown, Rowe & Maw LLP (filed as an exhibit to the Registration Statement filed on August 5, 2004)
10.1*	Sprint PCS Management Agreement dated as of January 22, 1999 between WirelessCo, L.P., Sprint Spectrum, L.P., SprintCom, Inc., and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) as amended by Addendum I through Addendum V thereto (Incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 9, 2001 (SEC File No. 333-47688))
10.2	Addendum VI to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.40 to the annual report on Form 10-K filed by the Registrant with the SEC on March 29, 2001 (SEC File No. 333-32064))
10.3	Addendum VII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.4	Addendum VIII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.5	Addendum IX to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.5 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.6*	Sprint PCS Services Agreement dated as of January 22, 1999 by and between Sprint Spectrum, L.P. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to exhibits to the registration statement on Form S-4 filed by the Registrant with the SEC (SEC File No. 333-47688))
10.7*	Sprint Trademark and Service Mark License Agreement dated as of January 22, 1999 between Sprint Communications Company, L.L.C. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))

10.8*	Sprint Spectrum Trademark and Service Mark License Agreement dated as of January 22, 1999 between Sprint Spectrum L.P. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
10.9	Master Lease Agreement dated as of August 31, 2000 between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K filed by the Registrant with the SEC on March 29, 2001) (SEC File No. 333-32064))
10.10	Master Tower Space Reservation and License Agreement dated as of July 20, 2002 by and between American Tower, L.P. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.11	Restructuring Management Services Agreement between iPCS, Inc. and YMS Management LLC dated as of January 27, 2003, as amended. (Incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.12	iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan, (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))
10.13	Employment Agreement, dated as of July 20, 2004, by and between Timothy M. Yager and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.14	Employment Agreement, dated as of July 20, 2004, by and between Stebbins B. Chandor, Jr. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.15	Employment Agreement, dated as of July 20, 2004, by and between Patricia M. Greteman and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.15 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.16	Employment Agreement, dated as of July 20, 2004, by and between Craig A. Kinley and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.16 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.17	Form of Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.17 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.18	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.19	Form of Director Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.20	Timothy M. Yager's Amended and Restated Stock Unit Agreement, dated as of January 27, 2005 (Incorporated by reference to Exhibit 99.3 to the current report on Form 8-K Filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))

10.21	Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 filed by the Registrant with the SEC on October 5, 2004 (SEC File No. 333-117944))
10.22	Agreement of Purchase and Sale, dated September 8, 2004, between iPCS Wireless, Inc. and TCP Communications LLC (Incorporated by reference to Exhibit 10.1 to current report on the Form 8-K filed by the Registrant with the SEC on September 14, 2004) (SEC File No. 333-32064))
10.23	Employment Agreement by and between iPCS Wireless, Inc. and John J. Peterman, dated as of August 24, 2004 (Incorporated by reference to Exhibit 10.1 to current report on the Form 8-K filed by the Registrant with the SEC on September 14, 2004) (SEC File No. 333-32064))
10.24	Amended and Restated Addendum VIII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Registrant with the SEC on November 4, 2004) (SEC File No. 333-32064))
10.25	Employment Agreement by and between iPCS Wireless, Inc. and Edmund L. Quatmann, Jr. dated as of November 30, 2004 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Registrant with the SEC on December 3, 2004) (SEC File No. 333-32064))
10.26	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Employing Stockholder version) (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))
16.1	Deloitte & Touche letter, dated as of November 30, 2001, regarding change in independent registered public accounting firm (Incorporated by reference to Exhibit 99.2 to the Form 8-K filed by the Registrant with the SEC on November 30, 2001 (SEC File No. 333-32064))
16.2	KPMG letter, dated as of October 4, 2004, regarding change in independent registered public accounting firm (Incorporated by reference to Exhibit 16.2 to the registration statement on Form S-1 filed by the Registrant with the SEC on October 5, 2004 (SEC File No. 333-117944))
21.1	Subsidiaries of iPCS, Inc. (Incorporated by reference to Exhibit 21.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of KPMG LLP
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (Contained in legal opinion filed as Exhibit 5.1 to the Registration Statement filed on August 5, 2004)
24.1	Powers of Attorney (Contained in signature pages to the Registration Statements filed on August 5, 2004 and September 9, 2004)

*
Confidential treatment has been granted on portions of these documents.

**
Previously filed as an exhibit to the Registration Statement.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS